Exhibit 10.1

PSS WORLD MEDICAL, INC.
2004 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

ARTICLE 1
PURPOSE

    1.1.        PURPOSE.  The purpose of the PSS World Medical, Inc. 2004 Non-Employee Directors Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of PSS World Medical, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Common Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s stockholders. This Plan supercedes the PSS World Medical, Inc. Amended and Restated Directors’ Stock Plan, as of the Effective Date.

    1.2.        ELIGIBILITY.  Non-Employee Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2
DEFINITIONS

    2.1.        DEFINITIONS.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

        “Annual Meeting Date” means the date of each annual meeting of stockholders of the Company at which directors are elected.

        “Base Annual Retainer” means the base annual retainer payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company (i.e., excluding the Chairman’s Supplemental Annual Retainer), as such amount may be changed from time to time.

        “Board” means the Board of Directors of the Company.

        “Change in Control” of the Company shall mean:

    (a)        The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) 25% or more of the then outstanding shares of common stock of the Company (“Company Common Stock”), or (ii) securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or any corporation controlled by the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) of this definition); or

    (b)        Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

    (c)        Consummation of a reorganization, merger or consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a corporation controlled by the Company, or the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition by the Company of assets or stock of another corporation (any of such transactions, a “Business Transaction”), unless immediately following such Business Transaction, all of the following are true: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Transaction of the outstanding Company Common Stock and outstanding Company Voting Securities, as the case may be, and (ii) no Person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) beneficially owns, directly or indirectly, 25% or more of the total common stock of the Surviving Corporation or 25% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Surviving Corporation, except to the extent that such ownership existed prior to the Business Transaction, and (iii) at least a majority of the members of the board of directors of the Surviving Corporation were members of the Incumbent Board at the time of the Board approval of the execution of the initial agreement providing for such Business Transaction (any Business Transaction which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”).

        “Common Stock” means the common stock, par value $0.01 per share, of the Company.

        “Company” means PSS World Medical, Inc., a Florida corporation.

        “Deferred Stock Units” represent the right to receive shares of Common Stock on a designated future date or dates, as provided in Article 7 of the Plan. Each Deferred Stock Unit represents the right to receive one share of Common Stock in the future.

        “Directors’ Deferred Compensation Plan” means the PSS World Medical, Inc. Directors’ Deferred Compensation Plan, as amended from time to time, or any successor plan or plans for the deferral of cash compensation by Non-Employee Directors.

        “Disability” means any illness or other physical or mental condition of a Non-Employee Director that renders him or her incapable of performing as a director of the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Board, is permanent and continuous in nature. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of a Non-Employee Director’s condition.

        “Effective Date” has the meaning set forth in Section 9.6 of the Plan.

        “Election Form” means a form approved by the Board pursuant to which a Non-Employee Director elects to defer some or all of his or her Base Annual Retainer, as provided in Article 7 hereof.

        “Eligible Participant” means any person who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

        “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing price of the shares of Common Stock on such date on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Board determines in good faith to be reasonable.

        “Non-Executive Chairman” means the Non-Employee Director who has been designated by the Board as the Non-Executive Chairman of the Board.

        “Non-Employee Director” means a director of the Company who is not an employee of the Company or of any of its subsidiaries or affiliates.

        “Plan” means this PSS World Medical, Inc. 2004 Non-Employee Directors Compensation Plan, as amended from time to time.

        “Plan Year” means the calendar year, which is the period for which Annual Retainers are earned.

        “Retirement” has the meaning provided in the Company’s retirement policy applicable to directors of the Company.

        “Supplemental Annual Retainer” means the annual retainer payable by the Company to the Non-Executive Chairman pursuant to Section 5.2 hereof, as such amount may be changed from time to time.

ARTICLE 3
ADMINISTRATION

    3.1.        ADMINISTRATION.  The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

    3.2.        RELIANCE.  In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s articles of incorporation or otherwise.

    3.3.        INDEMNIFICATION.  Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification to which any such person may be entitled under the Company’s articles of incorporation, bylaws, contract or Florida law.

ARTICLE 4
SHARES

    4.1.        SHARES ISSUABLE UNDER THE PLAN.  The maximum number of shares of Common Stock, including but not limited to shares reserved for issuance pursuant to the conversion of Deferred Stock Units, that may be issued under the Plan is 400,000 shares. If any shares of Restricted Stock granted under the Plan are forfeited, such shares of Common Stock shall again become available for issuance under the Plan.

    4.2.        SOURCE OF SHARES FOR THE PLAN.  Shares distributed pursuant to the Plan shall be made available from authorized but unissued shares or from shares purchased or otherwise acquired by the Company for use in the Plan, as shall be determined from time to time by the Board.

ARTICLE 5
CASH COMPENSATION

    5.1.        BASE ANNUAL RETAINER.  Each Eligible Participant shall be paid a Base Annual Retainer for service as a director during each Plan Year, payable on the first business day of each quarter during the Plan Year. The amount of the Base Annual Retainer shall be established, and may be changed from time to time, by the Board without stockholder approval. Until changed by the Board, the Base Annual Retainer shall be $80,000 for each Non-Employee Director. A pro-rata Base Annual Retainer will be paid to any Eligible Participant who joins the Board on a date other than the beginning of a Plan Year, based on the number of full months between the date such Non-Employee Director joined the Board and the following January 1. For example, an Eligible Participant joining the Board on August 15 would be entitled to four-twelfths (4/12) of the normal Base Annual Retainer for such partial Plan Year of service.

        A Non-Employee Director may elect to defer his or her Base Annual Retainer under the Directors’ Deferred Compensation Plan or by conversion to Deferred Stock Units under Section 7.1. If not so deferred, the Base Annual Retainer shall be paid, at the election of the Non-Employee Director, either in cash or in fully vested shares of Common Stock, based on the Fair Market Value of the Common Stock as of the dates that the quarterly installments of Base Annual Retainer are payable.

    5.2.        SUPPLEMENTAL ANNUAL RETAINER FOR NON-EXECUTIVE CHAIRMAN.  In addition to the Base Annual Retainer, the Non-Executive Chairman shall be paid a Supplemental Annual Retainer for service as Non-Executive Chairman during each Plan Year, payable at the same times as the Base Annual Retainer is paid. The amount of such Supplemental Annual Retainer shall be established, and may be changed from time to time, by the Board without stockholder approval. Until changed by the Board, the Supplemental Annual Retainer for the Non-Executive Chairman for a full Plan Year shall be $100,000. A prorata payment will be paid to any Non-Employee Director who becomes the Non-Executive Chairman on a date other than the beginning of a Plan Year, based on the number of full calendar months served in such position during the Plan Year.

        The Non-Executive Chairman may elect to defer the Supplemental Annual Retainer under the Directors’ Deferred Compensation Plan but may not elect to receive it in the form of Deferred Stock Units under Section 7.1. If not deferred under the Directors’ Deferred Compensation Plan, the Supplemental Annual Retainer shall be paid in cash.

    5.3.        TRAVEL EXPENSE REIMBURSEMENT.  All Non-Employee Directors shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer requests the Non-Employee Director to participate. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines.

ARTICLE 6
EQUITY COMPENSATION

    6.1.        PERIODIC GRANT OF RESTRICTED STOCK.  Each Non-Employee Director shall receive a grant of 3,000 shares of Common Stock subject to the restrictions set forth in this Article 6 on each Annual Meeting Date at which the stockholders elect such Non-Employee Director to serve as a director; provided however, that as of the date of his or her election, a Non-Employee Director who is elected to fill a vacancy for a term of less than three (3) years shall receive a grant of 1,000 shares per year for each full year of the term to which such Non-Employee Director is elected.

    6.2.        RESTRICTIONS.  The shares of Common Stock granted pursuant to Section 6.1 are subject to each of the following restrictions. “Restricted Stock” mean those shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company, or be subjected to any lien, obligation or liability of the grantee to any other party other than the Company. If the grantee’s service as a director of the Company (whether or not in a Non-Employee Director capacity) terminates prior to the Vesting Date (as defined in Section 6.3) other than by reason of his or her death, Disability, Retirement, then the grantee shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such unvested shares of Restricted Stock shall be reconveyed to the Company immediately following the event of forfeiture, without further consideration or any act or action by the grantee. The restrictions imposed under this Section 6.2 shall apply to all shares of Common Stock or other securities issued with respect to shares of Restricted Stock hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock.

    6.3.        VESTING.  The restrictions imposed under Section 6.2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”): (i) the normal expiration of the grantee’s then-current term as a director (i.e., the whole or partial term with respect to which the Restricted Stock award was granted) as specified in accordance with the Company’s articles of incorporation or bylaws, as amended from time to time, (ii) the termination of the grantee’s service as a director of the Company due to his or her death, Disability or Retirement, or (iii) the occurrence of a Change in Control (in any such case, the “Vesting Date”).

    6.4.        DELIVERY OF SHARES.  The shares of Restricted Stock granted under Section 6.1 will be registered in the name of grantee as of the date of grant and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Stock is issued during the Restricted Period with respect to such shares, such certificate shall be registered in the name of the grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between the registered owner of the shares represented hereby and PSS World Medical, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of PSS World Medical, Inc.”

Stock certificates for the shares, without the first above legend, shall be delivered to the Non-Employee Director or his or her designee upon request after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, as amended, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the shares.

    6.5.        RIGHTS AS STOCKHOLDER.  A Non-Employee Director shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including voting rights and the right to receive dividends and other distributions paid with respect to such shares. If any such dividend or distribution is paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and risks of forfeiture during the Restricted Period as the shares of Restricted Stock with respect to which they were paid.

    6.6.        AWARD AGREEMENTS.  All awards of Restricted Stock shall be evidenced by a written Award Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan as may be specified by the Board.

ARTICLE 7
DEFERRAL OF BASE ANNUAL RETAINER

    7.1.        TIMING AND MANNER OF DEFERRAL ELECTION.  A Non-Employee Director may elect to defer 0% to 100% of his or her Base Annual Retainer (but not the Supplemental Annual Retainer), either (i) by deferral pursuant to the Directors’ Deferred Compensation Plan, or (ii) by conversion to Deferred Stock Units in accordance with this Article 7. A Non-Employee Director who wishes to defer his or her Base Annual Retainer for a Plan Year in either of the above methods must irrevocably elect to do so by delivering a valid Election Form to the Board or the plan administrator prior to the beginning of such Plan Year. A Non-Employee Director’s participation in this Section 7.1 of the Plan will be effective as of the first day of the Plan Year beginning after the Board or the plan administrator receives the Non-Employee Director’s Election Form. For example, in order to defer the Base Annual Retainer payable for the Plan Year ending December 31, 2005, the Election Form must be received on or before December 31, 2004. The deferral Election Form signed by the Non-Employee Director prior to the Plan Year will be irrevocable for the coming Plan Year. However, prior to the commencement of the following Plan Year, a Non-Employee Director may change his or her election for future Plan Years by executing and delivering a new Election Form indicating a different choice. If a Non-Employee Director fails to deliver a new Election Form prior to the commencement of the new Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year.

    7.2.        CREDITING AND SETTLEMENT OF DEFERRED STOCK UNITS.  The number of Deferred Stock Units into which deferred Base Annual Retainer shall be converted shall be determined by dividing the dollar amount of the Base Annual Retainer elected to be deferred by the Fair Market Value per share of the Common Stock on the first business day of the Plan Year for which it is earned. Such Deferred Stock Units shall be credited to a bookkeeping account maintained by the Company on behalf of the Non-Employee Director and shall be settled in (converted to) shares of Common Stock on the earlier of (i) a date designated by the Non-

Employee Director in his or her Election Form, which shall be at least two (2) years after the election date, or (ii) thirty (30) days after the Non-Employee Director’s termination of service as a director of the Company (in any capacity). No shares of Common Stock will be issued until the settlement date, at which time the Company agrees to issue shares of Common Stock to the Non-Employee Director (at the conversion rate of one share of Common Stock for each Deferred Stock Unit).

    7.3.        RESTRICTIONS ON TRANSFER.  Deferred Stock Units granted pursuant to this Article 7 may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company, or be subjected to any lien, obligation or liability of the grantee to any other party other than the Company.

    7.4.        RIGHTS AS STOCKHOLDER.  A Non-Employee Director shall not have voting or any other rights as a stockholder of the Company with respect to the Deferred Stock Units. Upon conversion of the Deferred Stock Units into shares of Common Stock, the Non-Employee Director will obtain full voting and other rights as a stockholder of the Company.

    7.5.        DIVIDEND EQUIVALENTS.  If and when dividends or distributions are paid with respect to the Common Stock, Non-Employee Directors holding Deferred Stock Units under this Plan shall be credited with additional Deferred Stock Units equal to the dollar amount or fair market value of such dividends or distributions paid with respect to that number of shares of Common Stock represented by his or her Deferred Stock Units immediately prior to such dividend or distribution. The number of additional Deferred Stock Units to be so credited shall be determined by dividing (i) the dollar amount or fair market value of such dividends or distributions, by (ii) the Fair Market Value of a share of Common Stock as of the payment date of such dividend or distribution. Any such additional Deferred Stock Units so credited shall be subject to the same terms, including restrictions on transferability and deferral terms, as apply to the Deferred Stock Units with respect to which they were granted.

    7.6.        AWARD CERTIFICATES.  All awards of Deferred Stock Units shall be evidenced by a written Award Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board.

ARTICLE 8
AMENDMENT, MODIFICATION AND TERMINATION

    8.1.        AMENDMENT, MODIFICATION AND TERMINATION.  The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, either (i) materially increase the number of shares of Common Stock available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an exchange on which the Common Stock is listed or traded, then such amendment shall be subject to stockholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason. Except as provided in Section 9.1, no termination, modification or amendment of the Plan may, without the consent of a Non-Employee Director, adversely affect a Non-Employee Director’s rights under an award granted prior thereto.

ARTICLE 9
GENERAL PROVISIONS

    9.1.        ADJUSTMENTS.  In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Article 4 and the grants of Restricted Stock under Article 6 shall be adjusted proportionately, and the Board may adjust outstanding awards to preserve the benefits or potential benefits of the awards. Action by the Board may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the measure to be used to determine the amount of the benefit payable on an award; and (iv) any other adjustments that the Board determines to be equitable. In addition, the Board may, in its sole discretion, provide (i) that awards will be settled in cash rather than Common Stock, (ii) that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, or (iii) any combination of the foregoing. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the authorization limits under Article 4 and the grants to of Restricted Stock under Article 6 shall automatically be adjusted proportionately, and the shares then subject to each award shall automatically be adjusted proportionately.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off or sale of assets, or any other change in or affecting the corporate structure or capitalization of the Company, the Board shall make such adjustments as it may deem appropriate, in the number and kind of shares authorized by the Plan, and in the number or kind of shares that may be issued or are underlying any outstanding awards of Deferred Stock Units or Restricted Stock under the Plan in order to prevent substantial dilution or enlargement thereof.

    9.2.        LEGAL RESTRICTIONS.  Each grant of Common Stock, Deferred Stock Units and Restricted Stock under the Plan shall be subject to the requirement that if the Board shall determine, at any time, that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (b) the consent or approval of any government regulatory body, or (c) an agreement by the Non-Employee Director with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting or the issuance or purchase of shares of Common Stock thereunder, such grant may not be consummated in whole or in part unless such listing, registration, qualification, consent approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

    9.3.        DURATION OF THE PLAN.  The Plan shall remain in effect until the tenth anniversary of the Effective Date, unless terminated earlier by the Board.

    9.4.        EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

    9.5.        STATUS OF THE PLAN.  The provisions of Article 7 of the Plan are intended to be a nonqualified, unfunded plan of deferred compensation under the Internal Revenue Code of 1986, as amended. Plan benefits shall be paid from the general assets of the Company or as otherwise directed by the Company. A participant shall have the status of a general unsecured creditor of the Company with respect to his or her right to receive Common Stock or other payment upon settlement of the Deferred Stock Units granted under the Plan. No right or interest in the Deferred Stock Units shall be subject to the claims of creditors of the Non-Employee Director or to liability for the debts, contracts or engagements of the Non-Employee Director, or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Plan shall prevent transfers by will or by the applicable laws of descent and distribution. To the extent that any participant acquires the right to receive payments under the Plan (from whatever source), such right shall be no greater than that of an unsecured general creditor of the Company. Participants and their beneficiaries shall not have any preference or security interest in the assets of the Company other than as a general unsecured creditor.

    9.6.        EFFECTIVE DATE.   The Plan was originally adopted by the Board on June 8, 2004, subject to approval of the stockholders at the 2004 annual meeting of stockholders. The Plan will become effective on the 2004 Annual Meeting Date, if approved by the stockholders on that date (the “Effective Date”).